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                                                                     EXHIBIT 4.1

  YEAR 2008 PERFORMANCE CONTRACT WITH MANAGEMENT OF PETROCHINA COMPANY LIMITED

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
Offeree: Name: ZHOU, Jiping                Offeror: Name: JIANG, Jiemin      Term of the Contract: January 1, 2008 to
                                                                                                   December 31, 2008
Title:   President of PetroChina Company   Title: Chairman of the Board of
         Limited ("PetroChina")                   Directors of PetroChina    Date of Execution:  __________, 2008
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
                           KEY PERFORMANCE
INDICES                    INDICES (KPI)           WEIGHT (%)       MEASUREMENT             TARGET              ACTUAL PERFORMANCE
-------             ----------------------------   ----------   ------------------   ---------------------   -----------------------
Profits Indices     Rate of return of the              35       %                    14.5
                    invested capital of
                    PetroChina (ROIC)

                    Net income of PetroChina           20       In 100 million RMB   1152.5
                    (NI)

                    Free cash flow of                  15
                    PetroChina (FCF)                            In 100 million RMB   -37.9

Operating Indices   Rate of crude oil reserves         10       %                    100
                    replacement

                    Domestic unit oil and gas           5       US$/barrel           7.91
                    lifting cost

                    Cash processing cost for oil        5       RMB/ton              94.5
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
                    Cash marketing cost for oil         5        RMB/ton             213.7 (for wholesale)
                                                                                     163.5 (for retail)

                    Gap between the actual              5        %                   +/- 5
                    capital expenditure and
                    budget

Indices to be Put   Safety and environmental       industrial production accidents involving employee        Comprehensive
under Control       protection                     death < or = 0.04 /oo;                                    performance expressed
                                                                                                             in marks to be
                                                   extraordinarily serious safe production                   increased by 5 marks if
                                                   accidents = 0; and                                        achieving the target
                                                                                                             for the relevant index
                                                   extraordinarily serious environmental accidents.          put under control, and
                                                                                                             to be reduced by 5
                                                                                                             marks if failing to
                                                                                                             achieve the target for
                                                                                                             the relevant index put
                                                                                                             under control.
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